EXHIBIT 99

July 8, 1996

                                                     Contact: Thomas C. Madsen
                                                              President and CEO
FOR IMMEDIATE RELEASE                                         (509)  529-2161
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       KEY TECHNOLOGY ANNOUNCES THE ACQUISITION OF SUPLUSCO HOLDING B.V.
                               AND SUPERIOR B.V.

WALLA WALLA, Washington -- Key Technology, Inc. (NASDAQ/NMS: KTEC) today announced that it had finalized the acquisition of Suplusco Holding B.V. and its wholly-owned subsidiary Superior B.V., both located in Beusichem, The Netherlands. Superior is a manufacturer of high-end vibratory and conveying equipment for the food, plastic and recycling industries in Europe. The acquisition includes all Superior operations and will continue to operate as a separate division of Key Technology, Inc., led by its existing management team.

Thomas C. Madsen, President and CEO of Key Technology commented: "By adding Superior's manufacturing operations to the existing Key Technology B.V. sales and service office, we create a significant market presence in Europe.
Superior's excellent reputation for quality products and service makes it a natural fit with Key. The acquisition gives Key the same unique strategic advantage in Europe that it enjoys in the U.S. by becoming a supplier of complete integrated optical inspection and material handling systems for the food processing industry. In addition, Superior has vibratory processing products that Key Technology will manufacture and distribute for the U.S. market."

For the eleven months ended May 31, 1996, Suplusco's consolidated net earnings were approximately Dfl 795,000 (U.S. $465,000) on sales of approximately Dfl 6.1 million (U.S. $3.6 million). For the twelve months ended June 30, 1996, net sales were approximately Dfl 6.7 million (U.S. $3.9 million). The purchase price for the shares of Suplusco Holding B.V. was Dfl 5.2 million (U.S. $3.0 million) cash. Superior has 25 employees, bringing Key Technology's European staffing level to a total of 40 employees.

Key Technology, an ISO-9000 certified company, is a leading designer and manufacturer of process automation systems, integrating electro-optical inspection and sorting, specialized conveying, and product preparation equipment. Key(R) systems allow processors to improve quality, increase yield and reduce costs. Headquartered in Walla Walla, Washington, U.S.A., the Company oversees a world-wide network of sales representatives on five continents. The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market(SM) under the symbol: KTEC.
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